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                                                                    EXHIBIT 99.1




Contact: Morris H. Wheeler, President & Chief Executive Officer
         Cohesant Technologies Inc.
         317-875-5592


FOR IMMEDIATE RELEASE

  COHESANT TECHNOLOGIES ANNOUNCES THE DISMISSAL OF THE PATENT INFRINGEMENT SUIT
                            WITH GRAVES SUPPLY, INC.

Indianapolis, June 6, 2002--Cohesant Technologies Inc. (Nasdaq: COHT) today announced the settlement of patent infringement claims brought against the Company's subsidiary Glas-Craft Inc. (GCI) by Graves Supply Inc. (Graves). The settlement included no payments by either party, no admission of patent infringement, and the dismissal of both party's legal actions.

Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "I am pleased to put this lawsuit behind us."

Cohesant also announced today that GCI has introduced an improved INDy spray nozzle. The redesigned spray nozzle utilizes a multiple port impingement design. This unique configuration provides a stabilizing effect on the polyester as it is being dispensed, which leads to low levels of styrene emissions. All of the INDy dispense technology has been extensively tested at the Coatings Applications Research Laboratory (CARL) located at Purdue University, in Lafayette, Indiana. The unique design of the INDy has consistently produced low levels of styrene emissions for open mold polyester processing.

Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized spray finishing and coating application equipment and specialty coating products through its two subsidiaries: Glas-Craft, Inc., and Raven Lining Systems, Inc. Glas-Craft and, to a limited extent, Raven Lining Systems manufactures spray finishing and coating equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc., manufactures and sells the Raven line of high-performance coating systems as well as AquataPoxy. These coatings are resistant to water and corrosive breakdown by most acids and solvents and are used in many applications, including drinking water distribution and sewage collection systems.






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    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and foreign markets for plural component dispensing systems and a reduction in growth of markets for the Company's epoxy coating systems.
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